Exhibit 99.1


              PLIANT CORPORATION ANNOUNCES CONSUMMATION OF CONSENT SOLICITATION FOR ITS 11 1/8% SENIOR SECURED DISCOUNT NOTES DUE 2009

SCHAUMBURG, ILLINOIS (MAY 6, 2005) - Pliant Corporation announced today that it consummated its previously announced solicitation of consents to amend its 11 1/8% Senior Secured Discount Notes due 2009 and the indenture pursuant to which the notes were issued. Consents to the proposed amendments were delivered with respect to $298.2 million aggregate principal amount at maturity of the notes, all of which were accepted by the company.

As of the time of consummation of the consent solicitation on May 6, 2005, the aggregate principal amount of the amended notes was approximately $250.6 million and equaled their accreted value immediately prior to such consummation. In addition, the $7.8 million aggregate principal amount at maturity of the notes with respect to which consents were not delivered remain outstanding. The company, certain of its subsidiaries and the trustee also executed an amended and restated indenture governing the amended notes and the notes with respect to which consents were not delivered. The company, certain of its subsidiaries and J.P. Morgan Securities Inc., the solicitation agent for the consent solicitation, executed a registration rights agreement with respect to the amended notes.

As a result of the amendments approved in the consent solicitation, the interest rate of the amended notes was increased from 11 1/8% per annum to 11 5/8% per annum. The amended notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity. The amendments also increased the redemption prices of the amended notes. In addition, the amended and restated indenture eliminates substantially all the restrictive covenants contained in the indenture, as they relate to holders of the notes with respect to which consents were not delivered.

Harold Bevis, President and CEO said, "The consummation of this consent solicitation significantly strengthens Pliant, delivering a key improvement to our capital structure. It provides us with improved liquidity and financial flexibility by effectively capping the cash interest payments on our bonds at current levels through 2009. This flexibility will enable Pliant to re-invest in our business more aggressively as new growth opportunities emerge, and will provide additional protection against unfavorable resin price movements in the future."

ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 24 manufacturing and research and development facilities around the world, and employs approximately 3,025 people.

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CONTACT

Joe Kwederis
Senior Vice President Finance
E-MAIL: JOE.KWEDERIS@PLIANTCORP.COM
Voice: 847.407.5117

Company Web Site: WWW.PLIANTCORP.COM